Exhibit 8.2

August 20, 2013

Crimson Exploration Inc.

717 Texas Ave., Suite 2900

Houston, Texas 77002

Re:	Contango Oil & Gas Company Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel for Crimson Exploration Inc., a Delaware corporation (“Crimson”), in connection with the Merger, as defined in the Agreement and Plan of Merger dated as of April 29, 2013 (the “Merger Agreement”), by and among Contango Oil & Gas Company, a Delaware corporation (“Contango”), Contango Acquisition, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Contango (“Merger Sub”), and Crimson. Pursuant to the Merger Agreement, Merger Sub will be merged with and into Crimson, with Crimson surviving as a wholly-owned subsidiary of Contango. Capitalized terms not otherwise defined herein shall have the meaning given to them in the Merger Agreement.

This opinion is being delivered in connection with the filing of the Registration Statement No. 333-189302 on Form S-4, as amended (the “Registration Statement”) filed by Contango with the Securities and Exchange Commission (the “Commission”) relating to the proposed Merger and to which this opinion is an exhibit.

In preparing our opinion, we have reviewed, and with your consent are expressly relying upon (without any independent investigation thereof), the truth and accuracy of the statements, representations, and covenants contained in (i) the Merger Agreement and any exhibits thereto, (ii) the Registration Statement and (iii) such other documents and corporate records that we have deemed necessary and appropriate to enable us to render the opinion set forth below. With respect to any representations in any of the foregoing documents that are made “to the knowledge of” or are similarly qualified, we have assumed that such representations are accurate, in each case, without such qualification. In addition, we have assumed that the Merger will be consummated in accordance with the terms of the Merger Agreement and that none of the material terms and conditions therein have been or will be waived or modified.

If any of our assumptions described above are untrue for any reason or if the Merger is consummated in a manner that is different from the manner in which it is described in the Merger Agreement and/or the Registration Statement, our opinion expressed below may be adversely affected and may not be relied upon.

Vinson & Elkins L.L.P. Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Riyadh San Francisco Shanghai Tokyo Washington	First City Tower, 1001 Fannin Street, Suit 2500 Houston, Texas 77002-6760 Tel – 713.758.2222 Fax 713.758.2346 www.velaw.com

August 20, 2013 Page 2

Based upon and subject to the foregoing, the legal conclusions with respect to U.S. federal income tax consequences set forth in the discussion under the caption “Material U.S. Federal Income Tax Consequences” in the Registration Statement, subject to the limitations, conditions and qualifications set forth therein, constitute our opinion as of the date hereof. We undertake no responsibility to advise you of any changes in the application or interpretation of the United States federal income tax laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. This consent does not, however, constitute an admission that we are “experts” within the meaning of such term as used in the Securities Act of 1933, or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.